As filed with the Securities and Exchange Commission on April 8, 2002
                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           -------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           -------------------------

                          INTERNATIONAL PAPER COMPANY
             (Exact Name of Registrant as specified in its charter)

               New York                                      13-0872805
   (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                      Identification No.)

                              400 Atlantic Street
                          Stamford, Connecticut 06921
          (Address including zip code of Principal Executive Offices)

                           -------------------------

                          INTERNATIONAL PAPER COMPANY
                       DEFERRED COMPENSATION SAVINGS PLAN
                            (Full title of the plan)

                           -------------------------

                           Barbara L. Smithers, Esq.
                          Vice President and Secretary
                          International Paper Company
                              400 Atlantic Street
                          Stamford, Connecticut 06921
                                 (203) 541-8000

                           -------------------------

 (Name, address and telephone number, including area code, of agent for service)

                          ----------------------------

                                    Copy to:
                                Beverly F. Chase
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                  212-450-4000

                           -------------------------

                                          CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                           Proposed Maximum     Proposed Maximum
                                          Amount to be      Offering Price         Aggregate             Amount of
Title of Securities to be Registered       Registered      Per Obligation(2)    Offering Price(2)    Registration Fee
---------------------------------------------------------------------------------------------------------------------
Deferred Compensation Obligations(1)      $20,000,000.00         100%            $20,000,000.00          $1,840.00
=====================================================================================================================

(1)  The deferred compensation obligations ("Deferred Compensation
     Obligations") are unsecured obligations of International Paper Company to pay deferred compensation in the future in accordance with the terms of the International Paper Company Deferred Compensation Savings Plan (the "Plan").
(2)  Estimated solely for the purpose of determining the registration fee.
================================================================================

                                     PART I

     The information specified in Item 1 and Item 2 of Part I of the Registration Statement on Form S-8 (the "Registration Statement") is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the "1933 Act") and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the "Commission") by International Paper Company (the "Company") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated herein by reference.

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 2001.

     (2) All reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 2001, including the Company's Current Report on Form 8-K, filed January 22, 2002.

     (3) The description of the Company's capital stock which is contained in the Company's registration statement on Form 8-A, dated July 20, 1976, as amended.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

     Certain legal matters with respect to the offering of the Deferred Compensation Obligations registered hereby have been passed upon by Barbara L. Smithers, Esq., Vice President and Secretary of the Company. Ms. Smithers does not participate in the Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in its certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

     Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

     Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722, and 723 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

     Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above section, (2) directors and officers in instances in which they may be indemnified by a corporation under such section, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided that the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

     Article VII of the Restated Certificate of Incorporation of the Company provides in part as follows:

         "Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director, provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any by-law, agreement, vote of stockholders or otherwise."

     Article IX of the By-laws, as amended, of the Company provides as follows:

         "The Corporation shall indemnify each Officer or Director who is made, or threatened to be made, a party to any action by reason of the fact that he or she is or was an Officer or Director of the Corporation, or is or was serving at the request of the Corporation in any capacity for the Corporation or any other enterprise, to the fullest extent permitted by applicable law. The Corporation may, so far as permitted by law, enter into an agreement to indemnify and advance expenses to any Officer or Director who is made, or threatened to be made, a party to any such action."

     The Company has purchased certain liability insurance for its officers and directors as permitted by Section 727 of the NYBCL and has entered into indemnity agreements with its directors and certain officers providing indemnification in addition to that provided under the NYBCL as permitted by
Section 721 of the NYBCL.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

     4.1 Form of Restated Certificate of Incorporation (incorporated by reference to the Company's Current Report on Form 8-K dated November 20, 1990, File No. 1-3157).*

     4.2 Certificate of Amendment to the Certificate of Incorporation (incorporated herein by reference to Exhibit (3)(i) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, File No. 1-3157).*

     4.3 Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, File No. 1-3157).*

     4.4 By-laws of the Company, as amended (incorporated by reference to Exhibit 3.4 of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-3157).*

     4.5 Summary Plan Description for International Paper Company Deferred Compensation Savings Plan.

     5 Opinion of Barbara L. Smithers, Esq., Vice President and Corporate Secretary.

     23.1 Consent of Arthur Andersen LLP, Independent Public Accountants.

     23.2 Consent of Barbara L. Smithers, Esq. (included in Exhibit 5).

--------------------
* Incorporated by reference.

ITEM 9.  REQUIRED UNDERTAKINGS

     (a) The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


                                    EXPERTS

     The financial statements and schedule included (or incorporated by reference) in this Registration Statement have been audited by Arthur Andersen LLP, Independent Public Accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                   SIGNATURES

     Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 8th day of April, 2002.


                                        INTERNATIONAL PAPER COMPANY


                                        By:  /s/ Barbara L. Smithers
                                            ------------------------------------
                                        Name:  Barbara L. Smithers
                                        Title: Vice President and Secretary


     Pursuant to the requirements of the 1933 Act, the trustees (or other persons who administer the International Paper Company Deferred Compensation Savings Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on the 8th day of April, 2002.


                                        INTERNATIONAL PAPER COMPANY
                                        DEFERRED COMPENSATION SAVINGS PLAN


                                        By:  /s/ Jerry Carter
                                            ------------------------------------
                                        Name:  Jerry Carter
                                        Title: Plan Administrator

     Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                       Title                        Date
        ---------                       -----                        ----
                             Chairman of the Board, Chief
    /s/ John T. Dillon       Executive Officer and Director      April 8, 2002
-------------------------
      John T. Dillon


   /s/ Robert J. Eaton       Director                            April 8, 2002
-------------------------
     Robert J. Eaton

   /s/ Samir G. Gibara       Director                            April 8, 2002
-------------------------
     Samir G. Gibara


  /s/ James A. Henderson     Director                            April 8, 2002
-------------------------
    James A. Henderson


   /s/ John R. Kennedy       Director                            April 8, 2002
-------------------------
     John R. Kennedy


  /s/ Robert D. Kennedy      Director                            April 8, 2002
-------------------------
    Robert D. Kennedy


 /s/ W. Craig McClelland     Director                            April 8, 2002
-------------------------
   W. Craig McClelland


  /s/ Donald F. McHenry      Director                            April 8, 2002
-------------------------
    Donald F. McHenry


  /s/ Patrick F. Noonan      Director                            April 8, 2002
-------------------------
    Patrick F. Noonan


   /s/ Jane C. Pfeiffer      Director                            April 8, 2002
-------------------------
     Jane C. Pfeiffer


 /s/ Jeremiah J. Sheehan     Director                            April 8, 2002
-------------------------
   Jeremiah J. Sheehan


 /s/ Charles R. Shoemate     Director                            April 8, 2002
-------------------------
   Charles R. Shoemate


    /s/ John V. Faraci       Executive Vice President and
-------------------------    Chief Financial Officer             April 8, 2002
      John V. Faraci


   /s/ Andrew R. Lessin      Vice President--Finance and
-------------------------    Chief Accounting Officer            April 8, 2002
     Andrew R. Lessin

                                 EXHIBIT INDEX

     4.1 Form of Restated Certificate of Incorporation (incorporated by reference to the Company's Current Report on Form 8-K dated November 20, 1990, File No. 1-3157).*

     4.2 Certificate of Amendment to the Certificate of Incorporation (incorporated herein by reference to Exhibit (3)(i) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, File No. 1-3157).*

     4.3 Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, File
           No. 1-3157).*

     4.4 By-laws of the Company, as amended (incorporated by reference to Exhibit 3.4 of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, File No. 1-3157).*

     4.5 Summary Plan Description for International Paper Company Deferred Compensation Savings Plan.

     5 Opinion of Barbara L. Smithers, Esq., Vice President and Corporate Secretary.

     23.1  Consent of Arthur Andersen LLP, Independent Public Accountants.

     23.2  Consent of Barbara L. Smithers, Esq. (included in Exhibit 5).

--------------------
* Incorporated by reference.